Exhibit 99.B(d)(2)(L)(vii)

February 24, 2010

Mr. Michael Gioffre

ING Investment Management Co.

10 State House Square

Hartford, CT  06103-3602

Dear Mr. Gioffre:

On Thursday, January 7, 2010, the Board of Trustees (the “Board”) of ING Investors Trust approved the sub-adviser change for ING Focus 5 Portfolio (the “Portfolio”), which is to be renamed ING DFA Global All Equity Portfolio.  On Thursday, January 7, 2010, the Board also voted to replace ING Investment Management Co. (“ING Investment Management”) as Sub-Adviser to the Portfolio and to submit other matters related to the sub-adviser change to shareholders for their consideration.  Thus, if shareholders of the Portfolio approve the proposals, the Sub-Advisory Agreement with ING Investment Management (the “Agreement”) will terminate in accordance with Section 15 of the Agreement, effective on or about April 30, 2010.

In the interim, we will be contacting you to facilitate a smooth transition.  Further, the Board has mandated that the incoming and outgoing sub-advisers work together to facilitate an orderly transition that will minimize transaction costs and market impact to shareholders.  I know we can count on your cooperation in this regard.

Very truly yours,

/s/ Michael J. Roland

Michael J. Roland
Executive Vice President
ING Investors Trust

7337 E. Doubletree Ranch Rd. Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investors Trust